[Logo of American Real Estate Partners, L.P.]




Contact: John P. Saldarelli
         Secretary and Treasurer
         (914) 242-7700



                              FOR IMMEDIATE RELEASE

                       AMERICAN REAL ESTATE PARTNERS, L.P.
            TO ACQUIRE REMAINING INTEREST IN STRATOSPHERE CORPORATION


Mount Kisco, New York, February 1, 2002 - American Real Estate Partners, L.P., (NYSE: ACP) ("AREP") and Stratosphere Corporation ("Stratosphere") announced today that they have entered into a merger agreement under which AREP, through an affiliate, will acquire the remaining shares of Stratosphere that AREP does not currently own. AREP currently owns approximately 51% of Stratosphere and Carl C. Icahn owns approximately 38.6%. The initial determination to engage in the transaction at the prices set forth below was previously announced by AREP in September 2000.

Under the agreement the stockholders who are unaffiliated with Mr. Icahn will receive a cash price of $45.32 per share, and the Icahn related stockholders (other than AREP) will receive a cash price of $ 44.33 per share. AREP will pay an aggregate of approximately $44.3 million for the Stratosphere shares. Mr. Icahn owns approximately 86% of the outstanding equity interests in AREP.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary due to the risks and uncertainties which exist regarding the matters contained in the forward-looking statements.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments with a primary focus on office, retail, industrial, hotel, gaming and residential properties.